As filed with the Securities and Exchange Commission on August 19, 2025

Registration No. 333-283661

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-3 Registration Statement No. 333-283661

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-280249

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CARGO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-4080422
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

835 Industrial Road, Suite 400

San Carlos, California 94070

(Address of Principal Executive Offices, including Zip Code)

Michael Hearne

Chief Financial Officer

CARGO Therapeutics, Inc.

4747 Executive Drive, Suite 210

San Diego, California 92121

(858) 281-5372

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600

San Francisco, California 94111

(415) 393-8200

Tessa Bernhardt

Benjamin A. Potter

Joshua M. Dubofsky

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by CARGO Therapeutics, Inc., a Delaware corporation (the “Registrant”), relate to the following Registration Statements on Form S-3 (together, the “Registrations Statements”):

1.	Registration Statement No. 333-283661, registering: (i) a base prospectus, which covers the offering, issuance and sale by the Registrant of up to $300,000,000 of the Registrant’s common stock, preferred stock, debt securities, warrants and/or units from time to time in one or more offerings; and (ii) the sale of up to $200,000,000 of the Registrant’s common stock that may be issued and sold from time to time under a sales agreement with TD Securities (USA) LLC, which was filed with the Securities and Exchange Commission on December 6, 2024.

2.	Registration Statement No. 333-280249, registering the sale of up to 6,471,000 shares of common stock held by the Selling Stockholders (as defined therein), which was filed with the SEC on June 17, 2024.

On July 7, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub VII, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on August 19, 2025, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Shares”) (other than (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time and (iii) Shares held by any stockholder of the Registrant who properly exercised appraisal rights under Delaware law) was converted into the right to receive (i) $4.379 per Share in cash and (ii) one non-transferable contractual contingent value right for each Share.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance or resale that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 19, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

CARGO THERAPEUTICS, INC.

By:	/s/ Michael Hearne
Name:	Michael Hearne
Title:	Chief Financial Officer